Valkyrie ETF Trust II 485APOS

Exhibit 99(g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin Strategy ETF

Valkyrie Balance Sheet Opportunities ETF